Exhibit 99.1

ULTA BEAUTY ANNOUNCES RECORD FIRST QUARTER FISCAL 2022 RESULTS

Net Sales of $2.3 Billion Compared to $1.9 Billion in the Year-Ago Quarter

Comparable Sales Increased 18.0%

Net Income of $331.4 Million or $6.30 Per Diluted Share

Company Raises Outlook for Fiscal Year 2022

Bolingbrook, IL – May 26, 2022 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the first quarter ended April 30, 2022.

	13 Weeks Ended
	April 30,	May 1,	May 2,
(Dollars in millions)	2022	2021	2020
Net sales	$2,345.9	$1,938.5	$1,173.2
Comparable sales	18.0%	65.9%	(35.3%)
Gross profit (as a percentage of net sales)	40.1%	38.9%	25.9%
Selling, general and administrative expenses	$501.0	$443.9	$380.9
Operating income (loss) (as a percentage of net sales)	18.7%	15.8%	(8.7%)
Diluted earnings (loss) per share	$6.30	$4.10	$(1.39)
New store openings, net	10	26	10

“The Ulta Beauty team delivered exceptional first quarter results, with better-than-expected sales and earnings growth, supported by double-digit comparable sales growth across all major categories,” said Dave Kimbell, chief executive officer. “Solid execution of our strategies, paired with strong guest demand, fueled our financial performance and continued market share gains as we delighted our guests with exciting brand launches within our one-of-a-kind assortment and differentiated guest experiences.”

For the First Quarter of Fiscal 2022

●	Net sales increased 21.0% to $2.3 billion compared to $1.9 billion in the first quarter of fiscal 2021 due to the favorable impact of fewer COVID-19 restrictions compared to the first quarter of fiscal 2021.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 18.0%, driven by a 10.0% increase in transactions and an 7.3% increase in average ticket.
●	Gross profit increased to $941.0 million compared to $753.8 million in the first quarter of fiscal 2021. As a percentage of net sales, gross profit increased to 40.1% compared to 38.9% in the first quarter of fiscal 2021, primarily due to leverage in fixed costs, strong growth in other revenue, and favorable channel mix shifts, partially offset by lower merchandise margin.
●	Selling, general and administrative (“SG&A”) expenses increased to $501.0 million compared to $443.9 million in the first quarter of fiscal 2021. As a percentage of net sales, SG&A expenses decreased to 21.4% compared to 22.9% in the first quarter of fiscal 2021, primarily due to lower marketing expenses and leverage in store payroll and benefits due to higher sales, partially offset by deleverage in corporate overhead due to strategic investments.
●	Pre-opening expenses decreased to $2.3 million compared to $4.6 million for the first quarter of fiscal 2021.
●	Operating income increased to $437.7 million, or 18.7% of net sales, compared to $305.3 million, or 15.8% of net sales, in the first quarter of fiscal 2021.
●	Tax rate decreased to 24.2% compared to 24.5% in the first quarter of fiscal 2021.
●	Net income increased to $331.4 million compared to $230.3 million in the first quarter of fiscal 2021.
●	Diluted earnings per share increased to $6.30, including a $0.02 benefit due to income tax accounting for share-based compensation, compared to $4.10, including a $0.03 benefit due to income tax accounting for share-based compensation, in the first quarter of fiscal 2021.

Balance Sheet

Cash and cash equivalents at the end of the first quarter of fiscal 2022 totaled $654.5 million.

Merchandise inventories, net at the end of first quarter of fiscal 2022 increased to $1.57 billion compared to $1.35 billion at the end of the first quarter of fiscal 2021. The increase reflects the addition of 28 net new stores, inventory to support new brand launches, and the acceleration of inventory receipts to support expected demand and mitigate anticipated global supply chain disruptions.

Share Repurchase Program

During the first quarter of fiscal 2022, the Company repurchased 331,834 shares of its common stock at a cost of $132.8 million. As of April 30, 2022, $1.87 billion remained available under the $2.0 billion share repurchase program announced in March 2022.

Store Update

Real estate activity in the first quarter of fiscal 2022 included 10 new stores located in Cranston, RI; Las Vegas, NV; Meriden, CT; North Hollywood, CA; Prince Frederick, MD; Riverside, CA; Stephenville, TX; Vienna, VA; Warrenton,VA; and Woodbridge, NJ. In addition, the Company relocated six stores.

At the end of the first quarter of fiscal 2022, the Company operated 1,318 stores totaling 13.9 million square feet.

Fiscal 2022 Outlook

The Company has updated its outlook for fiscal 2022.

	Prior FY22 Outlook	Updated FY22 Outlook
Net sales	$9.05 billion to $9.15 billion	$9.35 billion to $9.55 billion
Comparable sales	3% to 4%	6% to 8%
New stores, net	50	no change
Remodel and relocation projects	35	no change
Operating margin	13.7% to 14.0%	14.1% to 14.4%
Diluted earnings per share	$18.20 to $18.70	$19.20 to $20.10
Share repurchases	approximately $900 million	no change
Effective tax rate	approximately 24.5%	no change
Capital expenditures	$375 million to $425 million	no change
Depreciation and amortization expense	$250 million to $255 million	no change

The Company’s outlook for fiscal 2022 assumes no material increases in the federal minimum wage.

Conference Call Information

A conference call to discuss first quarter of fiscal 2022 results is scheduled for today, May 26, 2022, at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453. The conference call will also be webcast live at https://www.ulta.com/investor. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on June 9, 2022 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13729192.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty operates 1,318 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at www.ulta.com/investor/ESG.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic and geo-political events;
●	the impact of current inflationary cost pressures on payroll, benefits, supply chain, and other operating costs;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (our replacement enterprise resource planning platform), and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our distribution centers and fast fulfillment centers may not be adequate to support our expected future growth plans;
●	changes in the wholesale cost of our products;
●	a decline in operating results that has and may continue to lead to asset impairment and store closure charges;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 29, 2022, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	April 30,		May 1,
	2022		2021
	(Unaudited)		(Unaudited)
Net sales	$2,345,901	100.0%	$1,938,519	100.0%
Cost of sales	1,404,875	59.9%	1,184,731	61.1%
Gross profit	941,026	40.1%	753,788	38.9%

Selling, general and administrative expenses	500,970	21.4%	443,875	22.9%
Pre-opening expenses	2,348	0.1%	4,589	0.2%
Operating income	437,708	18.7%	305,324	15.8%
Interest expense, net	401	0.0%	358	0.0%
Income before income taxes	437,307	18.6%	304,966	15.8%
Income tax expense	105,912	4.5%	74,677	3.9%
Net income	$331,395	14.1%	$230,289	11.9%

Net income per common share:
Basic	$6.34		$4.13
Diluted	$6.30		$4.10

Weighted average common shares outstanding:
Basic	52,250		55,795
Diluted	52,582		56,172

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	April 30,	January 29,	May 1,
	2022	2022	2021
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$654,486	$431,560	$947,456
Receivables, net	192,754	233,682	154,342
Merchandise inventories, net	1,570,552	1,499,218	1,353,565
Prepaid expenses and other current assets	114,075	110,814	108,393
Prepaid income taxes	—	5,909	—
Total current assets	2,531,867	2,281,183	2,563,756

Property and equipment, net	909,543	914,476	960,440
Operating lease assets	1,488,040	1,482,256	1,487,616
Goodwill	10,870	10,870	10,870
Other intangible assets, net	1,307	1,538	2,233
Deferred compensation plan assets	35,978	38,409	34,279
Other long-term assets	34,431	35,647	28,350
Total assets	$5,012,036	$4,764,379	$5,087,544

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$585,500	$552,730	$552,837
Accrued liabilities	305,000	364,797	322,676
Deferred revenue	324,694	353,579	270,090
Current operating lease liabilities	276,440	274,118	263,200
Accrued income taxes	108,113	12,786	113,960
Total current liabilities	1,599,747	1,558,010	1,522,763

Non-current operating lease liabilities	1,568,356	1,572,638	1,613,309
Deferred income taxes	40,702	39,693	66,483
Other long-term liabilities	57,611	58,665	40,272
Total liabilities	3,266,416	3,229,006	3,242,827

Commitments and contingencies

Total stockholders’ equity	1,745,620	1,535,373	1,844,717
Total liabilities and stockholders’ equity	$5,012,036	$4,764,379	$5,087,544

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	April 30,	May 1,
	2022	2021
	(Unaudited)	(Unaudited)
Operating activities
Net income	$331,395	$230,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,839	70,599
Non-cash lease expense	72,192	68,881
Deferred income taxes	1,009	1,124
Stock-based compensation expense	10,356	8,978
Loss on disposal of property and equipment	1,002	1,089
Change in operating assets and liabilities:
Receivables	40,928	38,767
Merchandise inventories	(71,334)	(185,350)
Prepaid expenses and other current assets	(3,261)	(991)
Income taxes	101,236	71,431
Accounts payable	42,586	76,580
Accrued liabilities	(57,214)	23,209
Deferred revenue	(28,885)	(4,293)
Operating lease liabilities	(79,936)	(72,175)
Other assets and liabilities	3,390	1,929
Net cash provided by operating activities	426,303	330,067

Investing activities
Capital expenditures	(71,076)	(34,563)
Other investments	(797)	—
Net cash used in investing activities	(71,873)	(34,563)

Financing activities
Repurchase of common shares	(132,834)	(392,309)
Stock options exercised	6,502	5,032
Purchase of treasury shares	(5,172)	(6,766)
Net cash used in financing activities	(131,504)	(394,043)

Effect of exchange rate changes on cash and cash equivalents	—	(56)
Net increase (decrease) in cash and cash equivalents	222,926	(98,595)
Cash and cash equivalents at beginning of period	431,560	1,046,051
Cash and cash equivalents at end of period	$654,486	$947,456

Exhibit 4

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2022	quarter	quarter	quarter	end of the quarter
1st Quarter	1,308	10	0	1,318

Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2022	the quarter	quarter	during the quarter	quarter
1st Quarter	13,770,438	90,905	0	13,861,343

Exhibit 5

Ulta Beauty, Inc.

Sales by Category

The following table sets forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	April 30,	May 1,
	2022	2021
Cosmetics	44%	45%
Haircare products and styling tools	20%	19%
Skincare	18%	19%
Fragrance and bath	12%	11%
Services	3%	3%
Accessories and other	3%	3%
	100%	100%